EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Directors of Aflac Incorporated:
We consent to incorporation by reference in the registration statement on Form S-8 of Aflac Incorporated of our reports dated February 19, 2009, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company. Our reports with respect to the financial statements and all related financial statement schedules refers to the adoption by the Company of the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106 and 132(R), in 2006.
We also consent to incorporation by reference of our report dated June 26, 2008, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan (the Plan) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2007 annual report on Form 11-K of the Plan.
Atlanta, Georgia
May 4, 2009